UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 12, 2009
BRIGHTPOINT, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-12845	35-1778566

(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

7635 Interactive Way, Suite 200, Indianapolis, Indiana	46278

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (317) 707-2355

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 12, 2009, the Board of Directors of Brightpoint, Inc. (the “Company”) took action to appoint Anthony W. Boor as Interim President of Brightpoint Europe, Middle East and Africa. Mr. Boor will continue to serve as the Company’s Executive Vice President, Chief Financial Officer and Treasurer.
In connection with this action, the Company and Michael Koehn Milland (“Milland”), who has served as the President of Europe, Middle East and Africa since June 30, 2008, have begun negotiating a Separation and Release Agreement (“Separation Agreement”), which may include a three-year consulting agreement (“Consulting Agreement”). Mr. Milland has ceased to be one of our named executive officers.
The parties currently anticipate that the Separation Agreement and Consulting Agreement will each take effect on August 1, 2009 and will provide that the Company pay Mr. Milland his current base salary for three years following the termination of his employment, together with additional payments, including reasonable housing, moving and storage expense reimbursement. The parties anticipate that Mr. Milland’s earned restricted stock units would continue to vest during the term of the Consulting Agreement. The Company also anticipates that it will grant Mr. Milland approximately 40,000 additional shares of restricted stock that would vest in accordance with the terms of the Consulting Agreement. The parties further anticipate that the Separation Agreement or Consulting Agreement will contain non-compete, non-solicitation and non-disclosure provisions in addition to those that already survive from Mr. Milland’s employment agreement with the Company. This description of the proposed terms of the Separation Agreement and Consulting Agreement are qualified in their entirety by the definitive agreements that are ultimately entered into by the parties.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHTPOINT, INC. (Registrant)
By:	/s/ Steven E. Fivel
Steven E. Fivel
Executive Vice President and General Counsel

Date: June 17, 2009

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